Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The following table lists the direct and indirect subsidiaries of SmileDirectClub, Inc. as of December 31, 2019

Name of Subsidiary	Jurisdiction/State of Incorporation

Access Dental Lab TX, LLC	Tennessee
Access Dental Lab, LLC	Tennessee
CATC Holding, LLC	Delaware
SDC Canada Inc.	Canada
SDC Financial, LLC	Tennessee
SDC Holding, LLC	Tennessee
SDC Plane, LLC	Delaware
SDC US Smilepay SPV	Delaware
SmileDirectClub AUS PTY LTD	Australia
SmileDirectClub DEU GmbH	Germany
SmileDirectClub Foundation	Tennessee
SmileDirectClub HK Limited	Hong Kong
SmileDirectClub IRL Ltd	Ireland
SmileDirectClub NZ	New Zealand
SmileDirectClub Sociedad Anonima	Costa Rica
SmileDirectClub UK Ltd.	United Kingdom
SmileDirectClub, Inc.	Delaware
SmileDirectClub, LLC	Tennessee
SpaDirectClub, LLC	Delaware